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Pricing Supplement No. 16 dated September 26, 1997          Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                      File No. 333-05701
Prospectus Supplement dated August 7, 1997)


                                ADVANTA CORP.
                   VALUE NOTES (SM), SERIES A - FIXED RATE

================================================================================
Cusip No.: 00757GAR0                                    Interest Rate: 6.85%
Aggregate Principal Amount: $145,000.00                 Maturity Date:  10/01/99
Total Agents' Discount or Commission: $1,087.50         Issue Date:  10/01/97
Net Proceeds to Issuer:  $143,912.50                    Trade Date:  9/26/97
================================================================================

------------------------------------------------------------------------------------------------
                                                              Agent's Discount      Net Proceeds
              Name of Agent                Principal Amount    or Commission         to Issuer
------------------------------------------------------------------------------------------------
 Legg Mason Wood Walker, Incorporated         $ 25,000.00         $187.50            $24,812.50
------------------------------------------------------------------------------------------------
 Sage Rutty & Co.                             $ 50,000.00         $375.00            $49,625.00
------------------------------------------------------------------------------------------------
 Dain Bosworth, Inc.                          $ 70,000.00         $525.00            $69,475.00
------------------------------------------------------------------------------------------------

Interest Payment Dates: November 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including September 15, 1999 and on the Maturity Date.

Day Count Convention:

         [X]     30/360 for the period from 10/01/97 to 9/30/99.

Redemption:

         [X]     The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form:    [X]     Book Entry

Agent acting in the capacity as indicated below:

         [X]     Agent                                      [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.





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[X]      Other Provisions:      Agent:  Dain Bosworth, Inc.


         [ ] PaineWebber Incorporated

                            [X] Legg Mason Wood Walker, Incorporated

                                                            [X] Sage Rutty & Co.